Sheet1

as of July 25, 2000 - REVISED
FUNDS	2. Indep Auditors	% of Voted	% of Total	3. Trustees to Reorg the fund as Master/Feeder Structure	% of Voted	% of Total
Municipal Strategy AMP
For	2,246	99.95	99.95	2,232	99.33	99.33
Against	-	-	0	5	0.22	0.22
Abtain	1	0.04	0.04	10	0.44	0.44
FUNDS	Ronald W Forbes	Terry K Glenn	Cynthia A Montgomery	Chalres C Reilly	Kevin A Ryan	Roscoe S Suddarth	Richard R West	Arthur Zeikel	Edward D Zinbang

Municipal Strategy AMP
Shares voted for	2,247	2,247	2,247	2,247	2,247	2,247	2,247	2,247	2,247
% Voted for	100	100	100	100	100	100	100	100	100
% of Votes withheld	0	0	0	0	0	0	0	0	0

FUNDS	2. Indep Auditors	% of Voted	% of Total	3. Trustees to Reg the fund Master/Feeder Structure	% of Voted	% of Total
Municipal Strategy Comm
For	13,316,244	97.13	96.01	9,804,148	92.31	91.25
Against	41,709	0.39	0.39	262,856	2.47	2.45
Abtain	262,628	2.47	2.44	553,677	5.21	5.15

FUNDS	Terry K Glenn	Cynthia A Montgomery	Kevin A Ryan	Roscoe S Suddarth	Richard R West	Arthur Zeikel	Edward D Zinbang
Municipal Strategy Comm
Shares voted for	10,504,553	10,504,553	10,524,553	10,524,553	10,521,091	10,524,553	10,424,553
% Voted for	98.91	98.91	99.10	99.10	99.06	99.10	99.10
% of Votes withheld	1.09	1.09	0.90	0.90	0.94	0.90	0.90

Last Updated on 12/26/2000
By Karen Lang